Filed pursuant to Rule 424(b)(3)

Registration No. 333-271351

PROSPECTUS SUPPLEMENT No. 29

  (to Prospectus dated May 11, 2023)

PARKERVISION, INC.

9,387,500 Shares of Common Stock

This Prospectus Supplement relates to the prospectus dated May 11, 2023, as amended and supplemented from time to time (the “Prospectus”), which permits the resale by the selling shareholders listed in the Prospectus of up to 9,387,500 shares of our common stock, par value $0.01 per share (“Common Stock”) consisting of (i) an aggregate of 2,843,750 shares of Common Stock issued pursuant to securities purchase agreements dated November 30, 2022, December 23, 2022 and January 13, 2023, (ii) an aggregate of 6,343,750 shares of Common Stock issuable upon conversion of, and for the payment of interest from time to time at our option on, convertible promissory notes dated January 11, 2023 and January 13, 2023 with a fixed conversion price of $0.16 per share (the “Convertible Notes”), and (iii) 200,000 shares of Common Stock issuable upon exercise of options issued as payment for services (“Options”).

We will not receive proceeds from the sale of the shares of Common Stock by the selling shareholders. To the extent the Options are exercised for cash, we will receive up to an aggregate of $42,620 in gross proceeds.  We expect to use the proceeds received from the exercise of the Options, if any, for general working capital purposes.

This Prospectus Supplement is being filed to update and supplement the information previously included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 17, 2025.  Accordingly, we have attached the 8-K to this prospectus supplement.  You should read this prospectus supplement together with the prospectus, which is to be delivered with this prospectus supplement.

Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement.  Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

Our Common Stock is quoted on the OTCQB Venture Market under the ticker symbol “PRKR.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 17, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 17, 2025

PARKERVISION, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	000-22904	59-2971472
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4446-1A Hendricks Avenue Suite 354, Jacksonville, Florida	32207
(Address of Principal Executive Offices)	(Zip Code)

(904) 732-6100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter.

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 8.01              Other Events.

On November 17, 2025, ParkerVision, Inc. (the “Company”) completed the offering and sale of 4,761,905 shares of its common stock, par value $0.01 per share (“Common Stock”), to Lewis H. Titterton, Jr., a director of the Company (the “Investor”), for an aggregate purchase price of $1,000,000. The $0.21 purchase price per share equaled the last reported sale price of the Common Stock on the OTCQB Venture Market on November 14, 2025, in accordance with the subscription agreement entered into between the Company and the Investor on that date (the “Subscription Agreement”).

The shares were issued pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-287427) and the prospectus supplement filed with the Securities and Exchange Commission (the “SEC”) on November 17, 2025, which contains the final terms of the offering.

The Company did not engage any underwriters, placement agents, brokers, or finders in connection with the transaction and paid no commissions or fees.

A copy of the Subscription Agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 17, 2025.

On November 17, 2025, the Company issued a press release announcing the closing of the transaction. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

 Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description
99.1	Press Release issued by ParkerVision on November 17, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 17, 2025
PARKERVISION, INC.

By /s/ Cynthia French
Cynthia French
Chief Financial Officer